CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Annual Report on Form 10-K of Black Nickel Acquisition Corp. III for the year ended December 31, 2008, of our report dated March 17, 2008 included in its Annual Report on Form 10-KSB filed on March 31, 2008 relating to the financial statements of Black Nickel Acquisition Corp. III, Inc. as of December 31, 2007 and for the period from May 26, 2005 (inception) through December 31, 2007.

RAICH ENDE MALTER & CO. LLP
East Meadow, New York
February 28, 2011